Exhibit 10.3

John E. Bryson Chairman, President & Chief Executive Officer

July 12, 2005

Mr. J. A. Bouknight, Jr.

Steptoe & Johnson

1330 Connecticut Avenue, NW

Washington, D.C. 20036-1795

Dear Lon,

I am pleased to offer you the position of Executive Vice President and General Counsel of Edison International. We are very pleased to extend this offer and are enthusiastic about the prospect of your joining our senior management team. You will report directly to me in our corporate offices in Rosemead, California. I am confident you will make significant contributions in this essential role.

Your first day of employment by Edison International (your “employment commencement date”) will be July 29, 2005.

Your initial compensation and benefits package will be as follows:

•	You will earn a base salary at an initial rate of $525,000 annually, payable in accordance with our standard payroll policies.

•

Your executive bonus target percentage will be 70% of your annual base salary rate, with a maximum bonus percentage of 140% of your annual base salary rate. Any bonus with respect to 2005 will be prorated for the portion of the year you work for Edison International in 2005.

•

Your long-term incentive target percentage will be 200% of your annual base salary rate (without proration for 2005). Three-fourths of the value of the long-term incentive award will be in Edison International non-qualified stock options, and one-fourth in performance shares, with the 2005 grants to be made on your employment commencement date.

P.O. Box 999

2244 Walnut Grove Ave.

Rosemead, CA 91770

626-302-2265

Mr. J. A. Bouknight, Jr.
Page 2	July 12, 2005

In the future, your base salary rate, bonus target, and long-term incentives will be reviewed on a regular basis at the same time and in the same manner as peer (Band B) executives. During the first three years of your employment your annual base salary rate will not be less than $525,000 and your bonus and long-term incentive target incentives will be those applicable for Band B executives.

You will receive four weeks paid vacation annually, calculated from your date of hire rather than on a calendar year basis, until your years of service make you eligible for a higher accrual under Edison International’s vacation program for employees. Such vacation shall accrue and be taken in accordance with Edison International’s standard policies and procedures.

You have been approved for Edison International’s Relocation Plan 1 (Summary Plan enclosed).

As an employee of Edison International, you will be eligible for all benefit programs offered to employees, subject to the eligibility rules and terms and conditions of each program as in effect from time to time. In addition, you will be eligible for all benefit programs offered to Band B executives, including the Executive Retirement Plan, Executive Deferred Compensation Plan, Executive Severance Plan, Executive Disability Plan, Survivor Benefit Plan, car allowance, Estate and Financial Planning Program, and Executive Health Enhancement Program, subject to the terms and conditions of each program as in effect from time to time.

If you remain continuously employed by Edison International through the fourth anniversary of your employment commencement date (July 29, 2009, which would result in five years of service credit for purposes of vesting your benefit under our Executive Retirement Plan), you will receive an additional four years of service credit for purposes of

Mr. J. A. Bouknight, Jr.

Page 3	July 12, 2005

determining your benefit under our Executive Retirement Plan (such that at the end of your first four years of employment, you will have a total of eight years of service credited for purposes of the Executive Retirement Plan benefit calculation and be fully vested in that benefit). If you remain continuously employed through the fifth anniversary of your employment commencement date (July 29, 2010), you will receive, in addition to credit for the additional year of work and the benefit provided in the preceding sentence, an additional year of such service credit (such that at the end of your first five years of employment, you will have a total of ten years of service credited for purposes of the Executive Retirement Plan benefit calculation and be fully vested in that benefit). You will not receive any further enhanced benefit (beyond credit for the additional time that you remain continuously employed) even if you continue working after the fifth anniversary of your employment commencement date. Except as provided in the next sentence, you will not receive any additional years of service credit as an enhanced benefit if your employment by Edison International terminates before the fourth anniversary date of your employment commencement date. If your employment terminates before the fourth anniversary of your employment commencement date in circumstances that entitle you to severance benefits pursuant to the Executive Severance Plan or because of your death or disability that qualifies you for benefits under our long-term disability plan, then for purposes of determining your Executive Retirement Plan benefit you will receive an additional number of years of service credit equal to the number of years that you are actually employed by Edison International provided that the total years of service credit for purposes of the Executive Retirement Plan will not be less than six and you will be deemed to be fully vested in that benefit.

If your employment terminates before the third anniversary of your employment commencement date in circumstances that entitle you to severance benefits pursuant to the Executive Severance Plan (or any similar successor plan), your cash severance benefit pursuant to Section

Mr. J. A. Bouknight, Jr.

Page 4	July 12, 2005

5.3.1 of that plan (as modified by Section 5.5.1 of that plan, if applicable) (or the corresponding provisions of any similar successor plan, as the case may be) will not be less than the amount determined as set forth below:

(1)	the sum of (A) $2,667,500 (your starting salary and targeted annual bonus amount times three), plus (B) the aggregate amount of the cash bonuses actually paid to you by Edison International over the course of your employment which exceeded the established targeted bonus amount, including any amounts that are otherwise then payable and including amounts deducted for tax withholding and other authorized deductions;

MINUS

(2)	the aggregate amount of the base salary and the target portion of cash bonuses actually paid to you by Edison International over the course of your employment, including any amounts that are otherwise then payable and including amounts deducted for tax withholding and other authorized deductions (that is, you would retain the portions of bonuses paid that exceeded the target amounts in addition to the three years’ worth of starting salary and target bonus).

Your employment with Edison International is contingent upon successful completion of a substance screen, verification of your legal right to work permanently in the United States, personal and/or professional references, past employment, education, and professional license or certification, and completion of a Security Questionnaire form and background investigation. Our Human Resources staff will contact you to assist. Additionally, this offer is contingent on the approval of the Edison International Board of Directors. Your employment with Edison International will be on an “at will” basis.

Mr. J. A. Bouknight, Jr.

Page 5	July 12, 2005

We look forward to your response as soon as possible.

Lon, I am personally delighted to have the opportunity to work with you and have you join the leadership team here at Edison International. Please feel free to call if you would like to discuss this further.

Please signify your acceptance of our offer by signing the enclosed copy of this letter and faxing it back to me at 626-302-9935. Please also mail a copy of the signed original to me. This offer is valid until the close of business on July 19, 2005.

Sincerely,

/s/ John E. Bryson
John E. Bryson
Chairman, President and CEO

Encls.

I understand my employment by Edison International will be “at will,” which means that it may be terminated by either the company or me at any time without advance notice, and with or without cause. I also understand that the company may modify my compensation at any time, subject to the provisions of the foregoing letter. I agree to abide by the general employment and other policies of Edison International (including, without limitation, insider trading policies) as they are in effect from time to time.

I agree that for the course of my employment by Edison International I will devote substantially all of my business time, energy and skill to the performance of my duties for Edison International and will hold no other job that conflicts with this obligation. I represent to Edison International that the execution and delivery of this letter by me and Edison International and the performance by me of my duties for Edison International will not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which I am a party or otherwise bound.

I understand that the provisions of this paragraph and the preceding two paragraphs cannot be altered except in a writing signed by an authorized officer of Edison International (other than myself). This letter contains the entire offer that has been made by Edison International to me and supersedes all prior and contemporaneous negotiations and agreements with respect to my employment terms. Edison International has made no representations, warranties, or other agreements except as expressly set forth herein.

/s/ J. A. Bouknight, Jr.	July 14, 2008
Accepted: J.A. Bouknight, Jr.	Date